Exhibit 99.1

Media Contact:

Katie Erwin

Senior Vice President, FleishmanHillard

Katie.erwin@fleishman.com

Landmark Bancorp Announces New CEO in Leadership Transition

Abigail Wendel joins from UMB Bank to lead growing institution;

Michael Scheopner announces planned retirement

MANHATTAN, Kan., March 4, 2024 – Landmark Bancorp, Inc. (the “Company”) announced that it has appointed Abigail (Abby) Wendel to serve as president and chief executive officer of the Company and Landmark National Bank, its wholly-owned bank subsidiary (the “Bank”), effective March 29, 2024. Wendel also will join the respective boards of directors of the company and bank. She succeeds current President and CEO, Michael Scheopner, who will serve in a non-executive role until his retirement at the end of the year.

Wendel comes to the Company from UMB Bank, N.A., a regional bank headquartered in Kansas City, Missouri, with more than $44.0 billion in assets. Wendel most recently served as president of the consumer division. In that role, she oversaw more than 800 associates and was responsible for the retail, mortgage and private banking functions as well as corresponding consumer banking initiatives, focused on customer acquisition and experience. She brings to the role extensive experience in the banking industry and has proven performance for delivering positive results for teams and customers. While at UMB, she also previously served as senior vice president and director of corporate strategy, government & investor relations and as executive vice president, chief strategy officer. Prior to UMB, Wendel spent more than a decade at the Federal Reserve Bank of Kansas City. She is also involved in numerous charitable causes and civic initiatives in the Kansas City metropolitan area.

“During my time at Landmark National Bank, we have grown a diverse platform of banking services that meets the unique deposit and credit needs of clients in the communities we serve,” said Michael Scheopner, outgoing chief executive officer. “From small business loans to industrial product offerings and numerous solutions in between, we have listened and responded to our customers’ needs. I am extremely proud of what our team has achieved in partnership with our customers and look forward to Landmark’s continued growth and success under Abby’s leadership.”

Scheopner joined one of Landmark National’s predecessor banks, Security National Bank in 1996, and in 2001 was named executive vice president and credit risk manager. In May 2013, Scheopner was named president of Landmark National Bank and chief executive officer in January 2014.

Wendel’s appointment reflects the completion of a search process led by Patrick Alexander, chair of the board of directors. A special committee of the board, consisting of independent directors assisted by a nationally recognized executive recruiting firm, conducted the search.

“We are grateful for Michael’s leadership and strategic direction that has brought Landmark National Bank to this pivotal moment in our organization’s history,” said Patrick Alexander, board chairman. “We are extremely excited to welcome Abby to the bank. Her selection was a unanimous decision by our board and for good reason. Abby’s unique skill set blends results and experience, positioning Landmark National Bank for new growth and depth of relationships with our valued current and future customers.”

Wendel will be based in the Kansas City metro, with frequent site visits across Kansas to Landmark National Bank locations.

###

About Landmark Bancorp, Inc.

Landmark Bancorp, Inc. is a bank holding company incorporated under the laws of the State of Delaware and is engaged in the banking business through its wholly owned subsidiary, Landmark National Bank. Landmark Bancorp is listed on the NASDAQ Global Market under the symbol “LARK.”

Landmark National Bank is a Kansas community banking organization dedicated to providing quality financial and banking services to its local communities. Landmark National Bank is headquartered in Manhattan, Kansas and has 31 community banking locations in 24 communities across the state of Kansas.